OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	Tuesday, May 19, 2009

Time:	10:00 a.m. Eastern Daylight Time

Place:	Ketchum Washington 2000 L Street, NW Suite 300 Washington, D.C. 20036

Subject:	Election of directors

Ratification of the appointment of KPMG LLP as our independent auditors for the 2009 fiscal year

Amendment to the Omnicom Group Inc. Employee Stock Purchase Plan (the “ESPP”) to authorize an additional 10 million shares for issuance and sale to employees

Record Date:	March 30, 2009

     Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

     The Board of Directors recommends that shareholders vote FOR the election of the directors, the ratification of the appointment of KPMG LLP for the 2009 fiscal year and the proposed amendment to the ESPP.

     In accordance with the rules approved by the U.S. Securities and Exchange Commission (“SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about April 8, 2009, and provided access to our proxy materials on the Internet, beginning on April 8, 2009, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

     Please sign and return your proxy card, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you plan to attend the 2009 Annual Meeting.

MICHAEL J. O’BRIEN Secretary

New York, New York
April 8, 2009

OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

PROXY STATEMENT

     The Board of Directors of Omnicom Group Inc., a New York corporation (“Omnicom,” “we,” “us” or “our”), is using this Proxy Statement to solicit proxies for our 2009 Annual Meeting of Shareholders on Tuesday, May 19, 2009 at 10:00 a.m. Eastern Daylight Time, at Ketchum Washington, 2000 L Street, NW, Suite 300, Washington, D.C. 20036, and at any adjournments or postponements of the Annual Meeting. In accordance with rules promulgated by the SEC, we have elected to provide access to our proxy materials on the Internet. This Proxy Statement and our 2008 Annual Report to Shareholders are available, beginning April 8, 2009, on our website at http://www.omnicomgroup.com. Additionally, and in accordance with the SEC rules, you may access our Proxy Statement at http://materials.proxyvote.com/681919, which does not have “cookies” that identify visitors to the site.

     Holders of our common stock, par value $0.15 per share, as of the close of business on March 30, 2009, will be entitled to vote their shares at the 2009 Annual Meeting. On that date, there were 312,292,154 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

You can vote your shares:

  by returning the proxy card;

  through the Internet at the website shown on the proxy card or notice of Internet availability of proxy materials;

  by telephone using the toll-free number shown on the proxy card or notice of Internet availability of proxy materials; or

  in person at the 2009 Annual Meeting.

     Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 18, 2009. For shares held in our employee retirement savings plan and/or our ESPP, however, votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Thursday, May 14, 2009. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the meeting and vote in person, your vote will supersede any earlier voting instructions.

     You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the 2009 Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the 2009 Annual Meeting.

     If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the 2009 Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock on March 30, 2009, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the 2009 Annual Meeting.

     Additional information about the meeting is included below in this Proxy Statement in the section entitled “Information About Voting and the Meeting.”

CORPORATE GOVERNANCE

Board Composition; Stock Ownership Guidelines

     Our Board of Directors currently consists of 12 directors: 10 independent or outside directors, our Chairman of the Board (Bruce Crawford) and our President and Chief Executive Officer (John D. Wren). Each director stands for election annually. Biographical information and information about the committees on which our directors serve is included below in the section entitled “Items To Be Voted On: Item 1 — Election of Directors.”

     Our outside directors are Alan R. Batkin, Robert Charles Clark, Leonard S. Coleman, Jr., Errol M. Cook, Susan S. Denison, Michael A. Henning, John R. Murphy, John R. Purcell, Linda Johnson Rice and Gary L. Roubos. Our Board of Directors has determined that all of our outside directors are “independent” within the meaning of the rules of the New York Stock Exchange, Inc. (“NYSE”), as well as under our Corporate Governance Guidelines. In determining that each of our outside directors is independent, the Board of Directors took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to the entity or Omnicom and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director.

     As a matter of policy, the independent non-management directors regularly meet in executive session, without management present. They met five times in 2008. Mr. Purcell, the Chairman of our Governance Committee, presided at these executive sessions.

     The Board encourages stock ownership by directors and senior managers. Directors may elect to receive some or all of their cash director compensation in common stock. Information about stock ownership by our directors and executive officers is included below in the section entitled “Stock Ownership” and information about stock ownership guidelines for our directors is included below in the section entitled “Directors’ Compensation for Fiscal 2008.”

Board Operations

     Our Board met seven times during 2008. The Board generally conducts specific oversight tasks through committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established six standing committees, functioning in the following areas:

  audit and financial reporting

  management/compensation

  corporate governance

  finance and acquisitions/divestitures

  attendance to matters requiring consideration between Board meetings qualified legal compliance

     Each of the committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and committee charters that have been approved by the Board are posted on our website at http://www.omnicomgroup.com.

     Audit Committee: The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting oversight responsibilities. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Related Matters: Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

     The members of our Audit Committee are Messrs. Murphy (Committee Chair), Clark, Cook and Henning. The Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of our Audit Committee is an “audit committee financial expert,” is “financially literate” and has “accounting or related financial management expertise,” as such qualifications are defined by SEC regulations and the rules of the NYSE, respectively. In addition to being a member of Omnicom’s Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board has determined that Mr. Henning’s additional board service does not negatively impact his service to the Omnicom Audit Committee. It is the Board’s opinion that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhance the abilities and competencies of the Omnicom Audit Committee, and that, as a retiree, Mr. Henning has ample time and capacity to serve such other public company audit committees without impairing his ability to serve Omnicom. In the Board’s opinion, such service actually enhances his ability to serve Omnicom.

     The Audit Committee met 11 times last year.

     Compensation Committee: The Compensation Committee’s purpose is (a) to assist the Board in carrying out its oversight responsibilities relating to compensation matters, (b) to prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) to administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Executive Compensation: Compensation Committee Report.”

     None of our Compensation Committee members is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members has ever had any relationship requiring disclosure by Omnicom under Item 404 of the SEC’s Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of Omnicom’s Board of Directors or Compensation Committee.

     The members of our Compensation Committee are Messrs. Roubos (Committee Chair), Batkin, Coleman and Henning and Mses. Denison and Rice. The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE and a “non-employee director” within the meaning of the regulations of the SEC.

     The Compensation Committee met nine times last year.

     Governance Committee: The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

  nominees and underlying criteria for election to the Board and its committees;

  the functions of the Board committees;

  standards and procedures for review of the Board’s performance;

  our corporate governance policies generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, compensation, orientation and education, and performance evaluation;

  management succession;

  the Code of Conduct applicable to our directors, officers and employees; and

  the Governance Committee’s performance of its own responsibilities.

     The members of our Governance Committee are Messrs. Purcell (Committee Chair), Clark, Coleman and Cook, and Mses. Denison and Rice. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

     The Governance Committee met five times last year.

     Nominations for directors at our 2010 Annual Meeting may be made only by the Board or a Board committee, or by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our by-laws to our corporate secretary not later than 60 days prior to the date set for the Annual Meeting. Our by-laws provide that in order for a nomination to be considered, the notice must include the information as to such nominee and submitting shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director and if such solicitation were one to which Rules 14a-3 to 14a-12 under the Securities Exchange Act of 1934, as amended, applied. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the by-law provision noted above by writing to our corporate secretary at our address listed on the cover of this Proxy Statement, or on our website at http://www.omnicomgroup.com. Our by-laws have also been filed with the SEC.

     The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our by-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders this year. Any future director candidate recommendations made by shareholders that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

     Our Board seeks to ensure that it is composed of individuals with substantial experience and judgment from diverse backgrounds. Our Governance Committee considers the following qualifications and skills of director nominees:

  their independence;

  their background and experience in relation to other members of the Board; and

  their readiness to commit the time required to discharge their duties.

     The Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and may perform research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

     Finance Committee: The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings.

     The members of our Finance Committee are Messrs. Crawford (Committee Chair), Murphy, Purcell and Roubos.

     The Finance Committee met nine times last year.

     Executive Committee: Our Board established an Executive Committee on December 4, 2008. The Executive Committee has the power and authority to act on behalf of the Board in the management of our business and affairs between Board meetings, except as specifically prohibited by applicable law or regulation, or by our charter or by-laws. The charter of the Executive Committee has been approved by the Governance Committee, and will be recommended to the Board of Directors at its next meeting for approval. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

     The members of our Executive Committee are Messrs. Coleman, Crawford, Murphy, Purcell and Roubos.

     The Executive Committee did not meet last year.

     Qualified Legal Compliance Committee: Our Qualified Legal Compliance Committee (“QLCC”) is comprised of the current members of our Audit Committee. As contemplated by SEC rules on corporate governance, the purpose of the QLCC is to receive, investigate and recommend responses to reports made by attorneys employed or retained by Omnicom or one of its subsidiaries of evidence of any material violation of U.S. federal or state securities law, material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law. The QLCC only meets when necessary and did not meet in 2008.

Director Attendance

     Attendance at Board and committee meetings during 2008 averaged 98% for the directors as a group. With one exception, our directors attended 100% of the meetings of the Board and the committees of the Board on which they served during 2008. We encourage our directors to attend our annual meetings, and in 2008, all of our directors attended the Annual Meeting.

Ethical Business Conduct

     We have a Code of Conduct designed to assure that our business is carried out in an honest and ethical way. The Code of Conduct applies to all of our, and our majority-owned subsidiaries’, directors, officers and employees and requires that they avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Conduct and Code of Ethics for Senior Financial Officers are available on our website at http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

     We also have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website and the websites of our various global networks.

Shareholder Communications with Board Members

     Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the outside directors, the Chairs of our Audit, Compensation, Finance, Governance and Executive Committees or any individual director (including the presiding director of the executive sessions of our independent non-management directors) on board-related issues by writing to such director, the Committee Chair or to the outside directors as a group c/o Corporate Secretary at Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022. The envelope should clearly indicate the person or persons to whom the corporate secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Omnicom’s Executive Compensation Program and Philosophy

     Overall Compensation Objectives

     The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. In order to establish 2008 executive compensation, both in aggregate amount and in achieving the optimal mix between cash payments and equity incentive awards, the Compensation Committee looked not only to the performance of Omnicom and its subsidiaries, but also remained cognizant of the global economic recession and the general business environment in which compensation decisions are being made. Although the Compensation Committee used judgment and discretion to respond to changing conditions, our executive compensation philosophy and objectives remained the same as in prior years. We strive to:

  Attract, motivate and retain talented executives who are a critical component of our long-term success; and

  Ensure that executives’ compensation is aligned with both the short and long-term interests of shareholders.

     The overarching goal of our compensation program is to attract, motivate and retain those uniquely talented and highly qualified executive officers necessary for our continued success. We achieve this goal not by relying solely on rigid formulaic financial targets but by remaining flexible enough to take many factors into account and to respond effectively in periods of economic distress such as the one we are now experiencing. We endeavor to reward each executive in proportion to both our success and the individual performance of such executive, which is measured by looking at factors such as the success of such executive’s individual business unit (referred to as a “network” in this discussion), his contribution to that success, and various personal performance factors described in greater detail below. We do not utilize a standard compensation formula that can be applied to all of our executives and while we take into consideration market trends and competitive considerations, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on specific data points to determine executive compensation.

     The Compensation Committee believes compensation should be structured to ensure that a significant portion is performance driven. Accordingly, Omnicom provides a base salary to the individuals included in the Summary Compensation Table for 2008 on page 13, collectively referred to as the “named executive officers,” but the incentive-based component of their compensation has the potential to be significantly larger than the base salary. There is no guaranteed minimum performance-based award.

     Each year, the Compensation Committee recommends to the Board of Directors, and the full Board of Directors provides input on and approves, the President and Chief Executive Officer’s compensation, including equity compensation and bonuses. The Compensation Committee also annually reviews and approves the compensation of the Chief Financial Officer and the other executive officers of Omnicom. To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each other named executive officer by evaluating the performance factors described in this Compensation Discussion and Analysis and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately exercises its own discretion. With respect to 2008 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations.

     Determination of Compensation Awards and Competitive Considerations

     Periodically, the Compensation Committee directly retains a third-party compensation consultant. In 2006, the Compensation Committee directed Frederic W. Cook & Co., Inc. to compile information to be used as a resource with respect to market-standard compensation levels and elements. Frederic W. Cook & Co., Inc. reported directly and exclusively to the Compensation Committee. Frederic W. Cook & Co., Inc. provided no other services to Omnicom. The information presented included compensation levels gathered from a peer group selected by Frederic W. Cook & Co., Inc. consisting of companies of comparable size and operational complexity. The group was comprised of Accenture, Affiliated Computer Services, Automatic Data Processing, CGI Group, Clear Channel Communications, Computer Sciences, Electronic Data Systems, First Data, Fiserv, Interpublic Group of Companies, News Corp, Unisys and WPP Group. While the Compensation Committee took the information under consideration, the data did not have a material impact on the Committee’s determination of the levels and elements of our executives’ compensation in 2008.

     In addition to data relating to the peer group, in 2006 the Compensation Committee also reviewed aggregated data compiled from several hundred service-industry companies, as reported in general third-party surveys. The surveys reported statistics on the total compensation, position and responsibilities of executives. While Omnicom reviewed compensation levels and elements derived from this supplemental industry data, the Committee did not see the identity of any of the surveyed companies and such aggregated data did not have a material impact in 2008 on the Committee’s determination of the levels and elements of our executives’ compensation. Omnicom intends to continue using general compensation surveys to analyze its executive compensation policies and practices and to help confirm that they are not inconsistent with market standards. However, the Committee does not believe that any named executive officer’s total compensation package should fall within a particular range relative to our peer group or the surveyed service-industry companies.

     Executive Compensation Practices

     Omnicom’s practices with respect to the three key compensation components of base salary, annual performance-based awards and long-term stock-based compensation, as well as other elements of compensation, are described below and are followed by a discussion of the specific factors considered in determining various components of fiscal year 2008 compensation for the named executive officers. In determining the optimal compensation packages for each named executive officer, the Compensation Committee considers the general economic environment, the total compensation amount that may be awarded to such named executive officer and the contribution that each component makes to the total compensation mix. The Compensation Committee strives to construct total compensation awards for Omnicom’s named executive officers that are both fair and appropriate when all elements are taken into account.

     Base Salary

     Purpose and Considerations. The objective of base salary is to provide a portion of compensation to the named executive officer that is not “at risk” like incentive bonuses or equity awards. The Compensation Committee endeavors to offer base salaries that are competitive with similarly positioned executives at companies of comparable size and profitability and that reflect the executive officer’s level of responsibility and value to Omnicom. The base salaries for the named executive officers are determined by the Compensation Committee and, in the case of the President and Chief Executive Officer, approved by the full Board of Directors.

     Adjustments in base salary for named executive officers are discretionary and are generally considered no more frequently than every 24 months. Omnicom determines base salary increases based upon market conditions and, when appropriate, the performance of the named executive officers as assessed by the Compensation Committee and the Chief Executive Officer. No formulaic base salary increases are provided to the named executive officers.

     Fiscal Year 2008 Decisions. Based on our Chief Executive Officer and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability and general economic conditions, the Compensation Committee decided not to increase the base salaries of any of the named executive officers in 2008.

     Annual Performance-Based Compensation Awards

     Purpose. A key component of our executive compensation program is an annual performance-based bonus awarded pursuant to Omnicom’s Senior Management Incentive Plan (the “Incentive Bonus Plan”). Under the Incentive Bonus Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion (or in the case of the President and Chief Executive Officer, subject to Board input and ratification), receive annual performance-based bonuses. It is Omnicom’s philosophy that its named executive officers should be rewarded based upon Omnicom’s overall financial performance as well as each executive’s individual performance, which, with respect to Messrs. Brymer, Harrison and Robertson, collectively referred to in this analysis as “network named executive officers,” includes network performance as well.

     Considerations. In the first quarter of 2008, the named executive officers were assigned target bonus levels, which would be paid based upon Omnicom’s and the named executive officer’s level of achievement with respect to the performance criteria set forth below. The Compensation Committee did not establish specific performance targets with respect to any of the performance criteria described below, but rather used such criteria as guidelines in determining the amounts of the cash bonuses to be paid to the named executive officers for performance in 2008. The material considerations in 2008 for awarding bonuses under the Incentive Bonus Plan were as follows:

(1)	Participants. Prior to the beginning of the fiscal year, the Compensation Committee designated the officers who participated in the Incentive Bonus Plan for that fiscal year.

(2)	Omnicom performance criteria. In the first quarter of 2008, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, identified financial criteria that it intended to use to assess Omnicom’s performance. Those criteria were:

	•	earnings per share, fully diluted before special charges, extraordinary items and the effect of any changes in accounting principles;

	•	earnings before interest and taxes; and

	•	revenue.

(3)	Network and personal performance measures. The Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, also designated certain criteria it considered in order to measure personal performance, including with respect to each network named executive officer, the performance of his network. The Compensation Committee did not assign weight to any single performance measure. Rather, the criteria were established to serve as general guidelines for the Compensation Committee’s determination of actual awards. The Compensation Committee considered:

	•	advancement of strategic initiatives;

	•	recruitment of key talent;

	•	retention of key talent;

	•	retention of clients and business;

	•	new client/business development;

	•	quality of work product; and

	•	honors and awards.

The use of the personal performance criteria set forth above was meant to allow the Compensation Committee to consider additional accomplishments, besides financial performance, in determining each named executive officer’s bonus. In addition, although the Compensation Committee did not establish any specific financial performance targets with respect to each network, in determining bonuses paid to network named executive officers, the Compensation Committee intended to give significant weight to each network’s financial performance.

(4)	Target Bonus Levels. The Compensation Committee established a range of bonus amounts for each of the named executive officers, including target and maximum bonus awards, which are shown below in the “Grant of Plan-Based Awards in 2008” table. The range established by the Compensation Committee for Omnicom’s named executive officers are not uniform and reflect differences in the immediate challenges facing each named executive officer.

(5)	Measuring performance. Upon the completion of the fiscal year, the Compensation Committee assessed the performance of Omnicom, each network and each named executive officer using the above described criteria as guidelines.

     Discretion. Although each named executive officer is eligible to receive an award pursuant to the Incentive Bonus Plan if his achievements so merit, the granting of a bonus to any named executive officer is entirely at the discretion of the Compensation Committee.

(1)	Negative discretion. The Compensation Committee may choose not to award a bonus to a named executive officer or to award a bonus that is not commensurate with the achievement of an executive’s objectives, in each case in light of all factors deemed relevant by the Compensation Committee, including general economic conditions.

(2)	Accounting principle changes/extraordinary events. To the extent achievement of the performance criteria described above may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

     Fiscal Year 2008 Decisions. For 2008 performance bonuses, the Compensation Committee did not make final bonus decisions based on any preset formulas, and decided not to use the criteria set forth above, but rather based its bonus decisions on two primary factors:

(i)	Omnicom’s financial performance in 2008; and

(ii)	The current challenging economic environment.

     Omnicom’s 2008 revenue, operating profit, and net income were the highest in Omnicom’s history. In the fourth quarter, however, we encountered the effects of the global economic downturn. We reacted to the global economic challenges by seeking to aggressively manage costs, including by reducing our incentive compensation expenses. This action limited the total amount of cash available for payment of incentive compensation to all Omnicom employees. The Compensation Committee determined that in light of the excellent performance of lower-level Omnicom employees and Omnicom’s goal of rewarding and retaining such employees, the burden of the reduction in incentive compensation would be borne primarily by Omnicom’s senior executives, including the named executive officers. As a result, despite Omnicom’s achievements in 2008, based upon the recommendation of the Chief Executive Officer, the Compensation Committee determined that the amount of the cash bonuses paid to the named executive officers and the cash bonuses paid to other senior Omnicom executives for performance in 2008 would be equal to approximately 25% of the performance-based bonuses paid to such executives in the prior year. These reduced bonus levels allowed senior management to provide for lower-level employees to receive incentive compensation as discussed above, while permitting Omnicom to maximize its financial objectives for shareholders in a troubled economy. The amount of the cash bonuses paid to the named executive officers for performance in 2008 is set forth in the Summary Compensation Table for 2008 on page 13. The cash bonus amounts actually awarded can be compared to target and maximum bonus amounts in the Grants of Plan-Based Awards Table on page 14.

     Long-Term Incentive Compensation

     Purpose. We believe that an equity ownership stake in Omnicom is important to link a named executive officer’s compensation to the performance of Omnicom’s stock and shareholder gains. Grants of restricted stock or restricted stock units and stock options that vest over a multi-year period serve to align the interests of the shareholders with those of the named executive officers by incentivizing the named executive officers toward the creation and preservation of long-term shareholder value. In addition, equity awards are a key component in helping Omnicom retain its executive talent. This retention tool is of critical importance in maintaining leadership in a distressed economy in which the cash component of compensation has been reduced.

     Mix of cash payments and equity awards. We do not adhere to rigid apportionment goals in arriving at the mix between equity incentive awards and cash payments to our named executive officers. Instead, we use equity awards as another tool in seeking to incentivize and retain our executives. Omnicom’s long-term incentive compensation program has historically included a mix of restricted stock or restricted stock units and stock option awards. The Compensation Committee had not awarded stock options to Omnicom named executive officers since 2003 based on the determination by the Compensation Committee that the senior management team held options sufficient to align management’s interest in increasing Omnicom’s stock price with that of Omnicom’s shareholders. For reasons described below, in 2008 the Committee adjusted the mix of stock options and restricted stock units awarded.

     Restricted Stock and Restricted Stock Units. In the past several years, the Compensation Committee has awarded restricted stock, or restricted stock units with similar attributes, annually to a relatively broad group of key executives based upon the executive’s level of responsibility and the Committee’s judgment of the executive’s current and expected future contributions to Omnicom’s performance. In general, the Compensation Committee assesses an executive’s performance by evaluating his or her contribution to Omnicom and the network applicable to such executive. Restricted stock or restricted stock unit awards typically vest over a period of five years, with 20% vesting each year. The award is subject to forfeiture if a participant’s employment is terminated for certain reasons before the shares become vested. During the award cycle and prior to vesting, participants receive dividends or dividend equivalents and, solely with respect to restricted stock, have the right to vote all of the awarded shares.

     Stock Options. Stock options are granted with an exercise price no less than the fair market value of Omnicom’s stock on the day of grant. Stock options granted in 2008 are scheduled to vest over a period of three years and expire after 10 years.

     Compensation Forfeiture/Clawback Policy. Omnicom has a forfeiture policy relating to equity awards. Under these forfeiture provisions, employees that violate certain restrictive covenants, such as non-competition, non-solicitation, and confidentiality covenants, will forfeit any outstanding awards as of the date such violation is discovered, whether vested or unvested, and must return any gains realized from the sale or transfer of Omnicom common stock acquired through the award.

     Fiscal Year 2008 Decisions. In the latter part of 2008 Omnicom faced a challenging economic environment. However, we excelled throughout the year in the areas of new client and business development, advancement of strategic initiatives, the quality of our work product and recruitment and retention of key executives. Omnicom agencies were the most highly recognized and awarded agencies in each of their respective fields last year. Notwithstanding such achievements, as discussed above, the Compensation Committee determined to pay cash performance-based bonuses for 2008 at levels that reflected a substantial reduction from bonuses paid to the named executive officers in prior years. As a result, given the challenging economic environment, our paramount concern was the retention of our senior executive talent in order to ensure that Omnicom is managed in the most effective possible manner through these challenging economic times. After considering the vesting and other retention features associated with the various types of equity awards described above and the reduced cash bonuses paid to the named executive officers for 2008, and after evaluating the total compensation packages and stock holdings of each named executive officer, the Compensation Committee decided to grant equity awards to each named executive officer as described in the Grant of Plan Based Awards Table on page 14.

     Equity Compensation Policies. Omnicom has adopted a policy regarding grants of equity awards, which provides, among other things, that grants of equity awards to non-employee members of the Board of Directors shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exception, the grant date of any equity award will be the date of the Board or Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the fair market value of Omnicom’s common stock on such date. No equity awards are to be granted during black-out trading periods, and no changes will be made to previously granted awards without appropriate approval.

     Deferred Compensation

     Deferred Restricted Stock and Restricted Stock Unit Plans. Omnicom’s named executive officers are eligible to defer, at their election, some or all of the shares of restricted stock and restricted stock units that otherwise would have vested. The shares or units may be deferred until either a date selected by the executive officer or until termination of employment. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares or units in the absence of a deferral election. Omnicom’s Restricted Stock and Restricted Stock Unit Deferred Compensation Plans are each designed to comply with Internal

Revenue Code Section 409A and the rules and regulations promulgated thereunder. As reflected in the Nonqualified Deferred Compensation Table on page 18 below, under Omnicom’s Restricted Stock Deferred Compensation Plan Messrs. Harrison and Weisenburger elected in prior years to defer restricted stock that would have vested in 2008.

     SERCR Plan and ESCP Agreements

     Omnicom has entered into Award Agreements with Messrs. Wren, Weisenburger, Brymer and Robertson pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “SERCR Plan”) and an executive salary continuation agreement with Mr. Harrison. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

     The amounts payable under the SERCR Plan were determined by the Compensation Committee based on the value of the security provided to Omnicom through the restrictive covenants contained in the SERCR Plan and the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the advice of its independent compensation consultant, Frederic W. Cook & Co., Inc., that the program is representative of market practice, both in terms of design and cost. Amounts payable to Mr. Harrison under the executive salary continuation agreement are based on past company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. The Compensation Committee believes that these benefits are essential in helping Omnicom fulfill its objectives of attracting and retaining key executive talent.

     Benefits and Perquisites

     Benefits and perquisites are determined by Omnicom with respect to Messrs. Wren and Weisenburger and by the individual network that employs each network named executive officer. The Compensation Committee believes that Omnicom and each network is in a better position to determine the mix of benefits and perquisites that should be offered to its executives since they should reflect the business needs and realities confronting Omnicom and each network.

     Retirement Savings Plan. Each of Omnicom, BBDO Worldwide and DDB Worldwide are participating employers in the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. All employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a company matching and/or profit sharing contribution based on the Plan’s provisions and the discretion of Omnicom and each participating employer.

     Omnicom and BBDO Worldwide make discretionary profit-sharing contributions after the end of the Plan year. The amount contributed is a percentage of eligible compensation, up to the limitations imposed by the Internal Revenue Code. BBDO Worldwide and DDB Worldwide make discretionary 401(k) matching contributions after the end of the Plan year.

     Insurance. Omnicom, BBDO Worldwide and DDB Worldwide pay employer premiums for life insurance for the named executive officer(s) employed by such network. Omnicom also pays for disability insurance for Mr. Harrison.

     Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, in the interest of security, Omnicom makes available to the named executive officers personal use of corporate aircraft hours. The dollar amount reported below for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees, minus the amount Omnicom is reimbursed by the executive for his use of the aircraft. Each executive reimburses Omnicom for at least the amount calculated based on the Standard Industry Fare Level (SIFL) tables prescribed under IRS regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table on page 13.

     Accounting and Tax Considerations

     IRC Section 162(m)

     Section 162(m) limits the tax deduction for compensation in excess of $1 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Payments of bonuses will constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals and if certain requirements are met. Omnicom’s Incentive Bonus Plan and 2007 Incentive Award Plan (our “Incentive Award Plan”) were each approved by its shareholders pursuant to the requirements of Section 162(m) and Omnicom typically intends for awards earned under these plans to qualify for tax deduction. However, the Compensation Committee reserves the right to pay Omnicom’s employees, including participants in the Incentive Bonus Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

     The Compensation Committee considers the anticipated tax treatment to Omnicom in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

     Accounting for Share-Based Compensation

     Omnicom accounts for share-based compensation including its restricted stock, restricted stock units and stock option awards in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”).

Compensation Committee Report

     The Compensation Committee, which is comprised solely of independent members of the Board of Directors, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in Omnicom’s 2008 Annual Report on Form 10-K filed with the SEC on February 27, 2008 (the “2008 10-K”).

Members of the Compensation Committee
Gary L. Roubos, Chairman
Alan R. Batkin
Leonard S. Coleman, Jr.
Susan S. Denison
Michael A. Henning
Linda Johnson Rice

Summary Compensation Table for 2008

Name and Principal Position of Executive	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John D. Wren	2008	$1,000,000	—	$ 7,143	$1,750,000	$196,241	$ 2,953,384
President and Chief	2007	$1,000,000	—	$1,984,167	$7,000,000	$410,652	$10,394,819
Executive Officer of	2006	$1,000,000	—	$5,952,500	$6,000,000	$288,534	$13,241,034
Omnicom
Randall J. Weisenburger	2008	$ 975,000	$241,563	$ 3,571	$1,325,000	$194,120	$ 2,771,754
Executive Vice	2007	$ 975,000	$280,884	$1,350,000	$5,300,000	$243,388	$ 8,149,272
President and Chief	2006	$ 975,000	$398,848	$1,866,400	$4,500,000	$250,961	$ 7,991,209
Financial Officer of
Omnicom
Charles E. Brymer	2008	$ 850,000	$222,569	$ 3,571	$ 750,000	$ 45,439	$ 1,871,579
President and Chief	2007	$ 850,000	$260,942	$ 36,000	$2,700,000	$ 20,975	$ 3,867,917
Executive Officer of	2006	$ 802,500	$387,706	$ 43,200	$2,000,000	$ 23,266	$ 3,256,672
DDB Worldwide
Thomas L. Harrison	2008	$ 900,000	$517,674	$ 3,571	$ 750,000	$118,048	$ 2,289,293
Chairman and Chief	2007	$ 900,000	$468,841	$ 450,000	$3,000,000	$ 56,273	$ 4,875,114
Executive Officer of	2006	$ 900,000	$335,441	$ 540,000	$2,200,000	$110,797	$ 4,086,238
Diversified Agency
Services
Andrew Robertson	2008	$ 900,000	$125,500	$ 3,571	$ 750,000	$ 76,419	$ 1,855,490
President and Chief	2007	$ 900,000	$196,724	$ 450,000	$2,900,000	$126,578	$ 4,573,302
Executive Officer of	2006	$ 900,000	$370,758	$ 540,000	$2,700,000	$120,645	$ 4,631,403
BBDO Worldwide

(1)	This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the restricted stock or restricted stock units granted to each of the named executive officers in 2008 as well as prior fiscal years, in accordance with SFAS 123R, assuming no forfeitures. For restricted stock and restricted stock units, fair value is calculated using the closing price of Omnicom stock on the date of grant. For additional information regarding the assumptions underlying this valuation, refer to note 7 of the Omnicom financial statements in the 2008 10-K. See the Grants of Plan-Based Awards Table for information on awards made in 2008.

(2)	This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the stock options granted to each of the named executive officers, in 2008 as well as prior fiscal years, in accordance with SFAS 123R, but assuming no forfeitures. For stock options, fair value is calculated as of the date of grant using the Black-Scholes option valuation model. For additional information on the valuation assumptions with respect to the 2008 grants, refer to note 7 of the Omnicom financial statements in the 2008 10-K. See the Grants of Plan-Based Awards Table for information on awards made in 2008.

(3)	All amounts reported are amounts paid pursuant to Omnicom’s Incentive Bonus Plan for 2008 performance.

(4)	All Other Compensation consists of each of the following:

	•	Perquisites and other personal benefits where the total value of all perquisites and personal benefits for a named executive officer exceeds $10,000 per year. Perquisites and other personal benefits are valued based on the aggregate incremental cost to Omnicom and its subsidiaries.

	•	The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($172,807), an auto allowance and a medical allowance; for Mr. Weisenburger, personal use of aircraft hours ($173,377), an auto allowance and a health club membership; for Mr. Brymer, personal use of aircraft hours ($37,933) and entertainment expense ($5,554); for Mr. Harrison, employer premium payments for health and disability insurance ($78,941); for Mr. Robertson, an auto lease ($25,447), personal use of aircraft hours ($14,175), spousal travel expenses, club membership and personal financial planning services.

	•	Employer contributions to one or more retirement savings plans in the amount of $6,900 for Mr. Wren, $6,900 for Mr. Weisenburger, $6,900 for Mr. Harrison and $16,100 for Mr. Robertson.

	•	Employer premium payments for life insurance in the amount of $3,414 for Mr. Wren, $2,023 for Mr. Weisenburger, $1,951 for Mr. Brymer, $32,207 for Mr. Harrison and $14,670 for Mr. Robertson.

Grants of Plan-Based Awards in 2008

     The below table provides information about equity and non-equity awards granted to the named executive officers in 2008.

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold ($)	Target ($)(2)	Maximum ($)
John Wren		$0	$5,000,000	$10,000,000	—			—
	12/29/08					1,000,000	$25.48	$3,780,000
Randall Weisenburger		$0	$4,000,000	$ 8,000,000	—			—
	12/29/08					500,000	$25.48	$1,890,000
Charles Brymer		$0	$2,500,000	$ 5,000,000	—			—
	12/29/08					500,000	$25.48	$1,890,000
Thomas Harrison		$0	$2,500,000	$ 5,000,000	—			—
	6/30/08	—	—	—	4,000			$ 179,520
	12/29/08					500,000	$25.48	$1,890,000
Andrew Robertson		$0	$2,500,000	$ 5,000,000	—			—
	12/29/08					500,000	$25.48	$1,890,000

(1)	These columns show the potential value of the payout for each named executive officer under the Incentive Bonus Plan for the threshold, target and maximum goals in connection with the 2008 performance measures. The potential payouts were performance-driven and therefore entirely at risk. The business measurements and performance criteria for determining the payout are described in the section entitled “Compensation Discussion and Analysis for 2008” on page 6. Awards paid for performance in 2008 are reflected in the Summary Compensation Table.

(2)	This column shows the midpoint of the threshold and maximum award amounts.

(3)	This column shows the number of restricted stock units granted in 2008 to Mr. Harrison under our Incentive Award Plan for performance in 2007. Twenty percent of the restricted stock units are scheduled to vest on each of the first five anniversaries of the grant date. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from Omnicom equal to the quarterly dividends on each share of common stock subject to the restricted stock unit.

(4)	This column shows the number of stock options granted in 2008 to the named executive officers under our Incentive Award Plan. Thirty percent of the stock options are scheduled to vest on the first two anniversaries of the grant date and forty percent of the stock options are scheduled to vest on the third anniversary of the grant date. The per share exercise price of each stock option equals the closing market price of our common stock on the grant date.

(5)	This column shows the grant date fair value of the restricted stock units and stock options, as appropriate, under SFAS 123R, assuming no forfeitures, granted to each named executive officer. For information on the valuation assumptions, refer to note 7 of the Omnicom financial statements in the 2008 10-K.

Outstanding Equity Awards at 2008 Year-End

     The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2008. For additional information about the options awards and stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis for 2008” on page 6.

	Option Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/shr)	Option Expiration Date	Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John Wren	500,000			$32.7500	2/25/2009
	2,500,000			$45.6094	12/06/2009
	4,000,000			$39.7500	4/04/2011
		1,000,000	—	$25.4800	12/29/2018	—	—

Randall Weisenburger	150,000			$32.7500	2/25/2009
	400,000			$39.1563	3/08/2010
	800,000			$43.5800	2/02/2011
	1,500,000			$31.1750	10/02/2011
		500,000	—	$25.4800	12/29/2018
						6,000	$161,520
Charles Brymer	20,000			$39.1563	3/08/2010
	40,000			$39.7500	4/04/2011
	40,000			$31.1750	10/02/2011
	40,000			$46.7725	4/12/2012
		500,000	—	$25.4800	12/29/2018
						10,200	$274,584
Thomas Harrison	140,000			$32.7500	2/25/2009
	250,000			$39.1563	3/08/2010
	400,000			$43.5800	2/02/2011
	500,000			$31.1750	10/02/2011
	150,000			$46.7725	4/12/2012
		500,000	—	$25.4800	12/29/2018
						36,800	$990,656
Andrew Robertson	80,000			$42.1500	8/14/2011
	340,000			$31.1750	10/02/2011
		500,000	—	$25.4800	12/29/2018
						3,000	$ 80,760

(1)	The vesting dates of the options disclosed in this column are as follows:

	•	Mr. Wren: 300,000 options are scheduled to vest on December 29 of each of 2010 and 2011 and 400,000 are scheduled to vest on December 29 of 2012.

	•	Mr. Weisenburger: 150,000 options are scheduled to vest on December 29 of each of 2010 and 2011 and 200,000 are scheduled to vest on December 29 of 2012.

	•	Mr. Brymer: 150,000 options are scheduled to vest on December 29 of each of 2010 and 2011 and 200,000 are scheduled to vest on December 29 of 2012.

	•	Mr. Harrison: 150,000 options are scheduled to vest on December 29 of each of 2010 and 2011 and 200,000 are scheduled to vest on December 29 of 2012.

	•	Mr. Robertson: 150,000 options are scheduled to vest on December 29 of each of 2010 and 2011 and 200,000 are scheduled to vest on December 29 of 2012.

(2)	The vesting dates of shares of restricted stock and restricted stock units disclosed in this column are as follows:

	•	Mr. Weisenburger: 6,000 shares are scheduled to vest on March 15 of 2009.

	•	Mr. Brymer: 2,200 shares are scheduled to vest on March 15 of 2009; 1,600 shares are scheduled to vest on May 23 of each of 2009 and 2010; and 1,600 shares are scheduled to vest on May 4 of each of 2009, 2010 and 2011.

	•	Mr. Harrison: 2,000 shares are scheduled to vest on March 15 of 2009; 3,600 shares are scheduled to vest on May 4 of each of 2009, 2010 and 2011; 5,000 shares are scheduled to vest on March 27 of each of 2009, 2010, 2011 and 2012; and 800 restricted stock units are scheduled to vest on each of June 30, 2009, 2010, 2011, 2012 and 2013.

	•	Mr. Robertson: 3,000 shares are scheduled to vest on March 15 of 2009.

(3)	The market value of stock awards was determined by multiplying the number of unvested shares by $26.92, the closing price of Omnicom common stock on December 31, 2008.

Option Exercises and Stock Vested in 2008

     The following table provides information for the named executive officers on (a) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares acquired upon the vesting of stock awards in the form of restricted stock and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Award		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John Wren	400,000	$10,034,386	—	—
Randall Weisenburger	150,000	$ 2,923,831	6,000	$258,900	(3)
Charles Brymer	—	—	5,400	$251,234
Thomas Harrison	—	—	10,600	$485,694	(3)
Andrew Robertson	60,000	$ 1,114,500	5,000	$216,690

(1)	The reported dollar values are calculated by multiplying the number of shares received upon exercise of the stock option by the difference between the closing price of Omnicom common stock on the exercise date and the per share exercise price of the stock option.

(2)	The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date.

(3)	These amounts were deferred pursuant to Omnicom’s Restricted Stock Deferred Compensation Plan, and are also reflected in the Nonqualified Deferred Compensation in 2008 table below.

Nonqualified Deferred Compensation in 2008

     Certain of Omnicom’s employees are eligible to defer some or all of the shares of their restricted stock and restricted stock units that may vest in a given year and some or all of the cash component of the annual incentive bonus awarded. For additional information about the deferral plans pursuant to which these elections may be made, see the description of deferred compensation in the section entitled “Compensation Discussion and Analysis for 2008” on page 6.

     None of the named executive officers has deferred any cash component of their annual incentive bonus. The table below provides information on the non-qualified deferred compensation of the named executive officers in 2008, which consisted only of the deferral of shares of restricted stock under Omnicom’s Restricted Stock Deferred Compensation Plan. No withdrawals were made in 2008.

Name of Executive	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
John Wren	—	$(3,833,295)	$5,006,905
Randall Weisenburger	$258,900	$(2,665,386)	$3,515,752
Charles Brymer	—	—	—
Thomas Harrison	$485,694	$(2,533,394)	$3,332,696
Andrew Robertson	—	—	—

(1)	Reflects contributions by Messrs. Weisenburger and Harrison in the Omnicom Restricted Stock Deferred Compensation Plan. The reported dollar values are calculated by multiplying the number of shares vested in 2008 by the closing price of Omnicom common stock on the vesting date. Disclosure with respect to the vesting of these stock awards can be found in the Option Exercises and Stock Vested in 2008 table above.

(2)	Reflects earnings on deferred restricted stock. The earnings on deferred restricted stock awards do not include any company or executive contributions, and are calculated based on the total number of deferred shares in the account as of December 31, 2008 multiplied by the Omnicom closing stock price as of December 31, 2008, less (a) the total number of deferred shares in the account as of December 31, 2007 multiplied by the Omnicom closing stock price as of December 31, 2007 and (b) the total number of shares deferred in 2008 multiplied by the Omnicom closing stock price as of the deferral date. No portion of these earnings was above-market.

Potential Payments Upon Termination of Employment or Change in Control

     Each named executive officer participates in our Incentive Bonus Plan; Messrs. Wren, Weisenburger, Robertson and Brymer participate in our SERCR Plan; and Mr. Harrison has entered into an Executive Salary Continuation Agreement with Omnicom. As further described below, participants in our Incentive Bonus Plan are not entitled to payment due to termination of employment or change in control, participants in the SERCR Plan are entitled to payments upon termination of employment under certain circumstances and the Executive Salary Continuation Plan Agreement provides for payment upon termination of employment under certain circumstances. In addition, each of our named executive officers hold stock options and stock awards, which are subject to accelerated vesting upon termination of employment under certain circumstances or upon a change in control. Except for these three arrangements, none of the named executive officers have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

     The SERCR Plan

     Omnicom adopted the SERCR Plan in 2006, and the Compensation Committee selected Messrs. Wren, Weisenburger, Brymer and Robertson to participate and enter into Award Agreements with Omnicom. The SERCR Plan is unique in its structure and objectives. It is a multi-faceted device that provides security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation. The SERCR Plan mitigates the need to provide severance benefits to participating executives as the program provides a guaranteed stream of income following termination provided the executive fully complies with his obligations.

     Restrictive Covenants and Consulting Obligation

     In consideration for annual benefits from Omnicom, participants in the SERCR Plan are subject to restrictions on competition, solicitation, disparagement, and other willful actions materially harming Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment. In addition, upon 30 days’ written notice from Omnicom, the named executive officers agree to serve as advisors or consultants to Omnicom during the retention payment period, subject to certain limitations.

     Annual Benefits

     The SERCR Plan provides annual benefits to participating executives upon their termination of employment for any reason after they render seven years of service to Omnicom or its subsidiaries. Subject to compliance with the SERCR Plan’s restrictive covenants and consulting obligation, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (salary and incentive bonus), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.25 million, subject to an annual cost-of-living adjustment. Payment of this annual benefit begins on the later of (a) attainment of age 55, or (b) the year following the calendar year in which the termination of employment occurred, with certain exceptions. In the event of death subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payments.

     The Executive Salary Continuation Plan Agreement

     Omnicom entered into an Executive Salary Continuation Plan Agreement with Mr. Harrison, pursuant to which Omnicom agrees to make annual payments to him for up to 10 years after termination of full time employment (the “Payment Period”), unless termination is for “cause,” in consideration for his agreement to consult and not to compete during the Payment Period. “Cause” is generally defined for this purpose as willful malfeasance, such as breach of trust, fraud or dishonesty. The Payment Period is determined based on age and years of service with Omnicom or its subsidiaries, with the maximum Payment Period being 10 years. As of December 31, 2008, the Payment Period was 10 years for Mr. Harrison.

     Annual Payments under the Executive Salary Continuation Plan Agreement

     Following termination and subject to compliance with his consulting obligation and agreement not to compete, Mr. Harrison is entitled to receive annual payments, beginning in the year described below, for the duration of the Payment Period. Annual payments are equal to the lesser of (a) 50% of the highest annual salary paid to Mr. Harrison within five years prior to termination and (b) a percentage of the net profits of Omnicom for the calendar year immediately prior to the year in which Mr. Harrison is entitled to payment (the “Annual Payment”).

     Mr. Harrison is entitled to 100% of the Annual Payment in the event of disability or termination by Omnicom without cause. For a voluntary termination, including retirement, Mr. Harrison is entitled to 100% of the Annual Payment if he has completed 20 years of service, no Annual Payment if he has completed fewer than five years of service and a pro rata reduced Annual Payment if he has completed between five and 20 years of service. For example, if Mr. Harrison had voluntarily terminated after 10 years of service, he would have been entitled to 50% of the Annual Payment. The Compensation Committee, however, may waive this pro rata reduction if doing so is in the interest of Omnicom and is equitable to Mr. Harrison. As of December 31, 2008, Mr. Harrison has completed 16 years of service. In the event of death, beneficiaries of Mr. Harrison are entitled to 75% of the Annual Payment. Mr. Harrison is not entitled to any Annual Payment if he is terminated by Omnicom for Cause.

     Consulting Obligation and Certain Restrictive Covenants

     On 30 days’ notice, Mr. Harrison agrees to serve as an advisor or consultant to Omnicom during the Payment Period, subject to certain limitations. In addition, Mr. Harrison will be subject to restrictions on competition and other willful actions harming Omnicom, from the date of termination through the end of the Payment Period.

     The Incentive Bonus Plan

     Omnicom has adopted an Incentive Bonus Plan, and the Compensation Committee has chosen each of the named executive officers to participate in it. The Incentive Bonus Plan provides performance-based bonuses to participants, based upon specific performance criteria, discussed above in the section entitled “Compensation Discussion and Analysis for 2008,” on page 6 during each performance period. If a participant in the Incentive Bonus Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has discretion (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom or its subsidiaries, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

     Acceleration of Equity Awards

     Named executive officers hold unvested stock options and restricted stock units pursuant to the Incentive Award Plan and, except for Mr. Wren, hold restricted stock pursuant to both the Equity Incentive Plan and the Incentive Award Plan. In most instances, such named executive officers are entitled to accelerated vesting (a) on a pro rata basis upon termination of employment due to disability (b) upon death and (c) upon a change in control of Omnicom.

     Stock Options

     Unvested options granted pursuant to the Incentive Award Plan vest in full and are exercisable through the end of the option term if (a) the named executive officer terminates due to death or (b) a change in control of Omnicom occurs. Unvested options granted pursuant to the Incentive Award plan vest on a pro rata basis and are exercisable through the end of the option term if the named executive officer terminates employment due to disability. Such unvested options are automatically cancelled due to a termination of employment for any other reason.

     Restricted Stock and Restricted Stock Units

     Restricted stock granted in 2004 pursuant to the Equity Incentive Plan fully vests in the event of a change in control of Omnicom, and vests on a pro rata basis if the named executive officer terminates employment due to death or disability. Restricted stock granted in 2005, 2006 and 2007 pursuant to the Equity Incentive Plan fully vests in the event of a change in control of Omnicom or if the named executive officer terminates due to death, and vests on a pro rata basis if the named executive officer terminates employment due to disability. Restricted stock and restricted stock units granted pursuant to the Incentive Award Plan fully vest in the event of a change in control of Omnicom or if the named executive officer terminates due to death, and vest on a pro rata basis if the named executive officer terminates employment due to disability. If the named executive officer retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all restricted stock and restricted stock units granted pursuant to the Equity Incentive Plan and the Incentive Award Plan that have not yet vested are forfeited and, in the case of restricted stock, Omnicom reimburses the named executive officer for the par value of $0.15 per share paid by that officer at grant.

     Potential Payments Upon Termination of Employment or Change in Control Table

     The following table provides the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2008, and (b) the price per share of Omnicom common stock equals $26.92, the closing market price at 2008 fiscal year end.

Name of Executive	Death		Disability		For Cause Termination	Termination without Cause		Retirement		Voluntary Termination		Change in Control
John Wren
• SERCR Plan(1)	$1,250,000		$1,250,000		$1,250,000	$1,250,000		$1,250,000		$1,250,000		N/A
• Incentive Bonus Plan(2)	$5,000,000		$5,000,000		$0	$5,000,000		$5,000,000		$5,000,000		$5,000,000
• Equity Awards(3)	$1,440,000		$0		$0	$0		$0		$0		$1,440,000
Randall Weisenburger
• SERCR Plan(4)	$1,170,833		$1,170,833		$1,170,833	$1,170,833		$1,170,833		$1,170,833		N/A
• Incentive Bonus Plan(2)	$4,000,000		$4,000,000		$0	$4,000,000		$4,000,000		$4,000,000		$4,000,000
• Equity Awards(3)	$867,818		$147,818		$450	$450		$450		$450		$881,520
Charles Brymer
• SERCR Plan(5)	$291,592		$291,592		$291,592	$291,592		$291,592		$291,592		N/A
• Incentive Bonus Plan(2)	$2,500,000		$2,500,000		$0	$2,500,000		$2,500,000		$2,500,000		$2,500,000
• Equity Awards(3)	$992,565		$217,192		$765	$765		$765		$765		$994,584
Thomas Harrison
• Executive Salary
Continuation Agreement	$337,500	(6)	$450,000	(7)	$0	$450,000	(7)	$360,000	(8)	$360,000	(8)	N/A
• Incentive Bonus Plan(2)	$2,500,000		$2,500,000		$0	$2,500,000		$2,500,000		$2,500,000		$2,500,000
• Equity Awards(3)	$1,706,107		$587,665		$2,460	$2,460		$2,460		$2,460		$1,710,656
Andrew Robertson
• SERCR Plan(9)	$452,500		$452,500		$452,500	$452,500		$452,500		$452,500		N/A
• Incentive Bonus Plan(2)	$2,500,000		$2,500,000		$0	$2,500,000		$2,500,000		$2,500,000		$2,500,000
• Equity Awards(3)	$798,014		$78,014		$225	$225		$225		$225		$800,760

(1)	Mr. Wren or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2009. The amount reported is the payment cap set forth in the SERCR Plan, such amount being subject to an annual cost-of-living adjustment. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(2)	As discussed above, upon a termination of employment for any reason prior to the end of a performance period or prior to the bonus payment date for such performance period, the participant is not entitled to any award. The Compensation Committee, however, has discretion to determine whether awards should be made pursuant to the Incentive Plan and the amounts of such awards. A termination of employment on December 31, 2008 would fall prior to the bonus payment date for the 2008 performance period. The amounts reported in the table assume that the Compensation Committee in its discretion authorized a payment equal to the midpoint of the threshold and maximum award amounts, except in the event of a for cause termination, in which case it is assumed that the Compensation Committee would not grant an award.

(3)	The value of any stock options was determined by taking the aggregate fair market value, as of 2008 fiscal year end, of the common stock underlying stock options subject to accelerated vesting, and subtracting the aggregate exercise price for such stock options. The value of restricted stock and restricted stock units was determined by taking the aggregate fair market value of the shares of restricted stock (or the shares underlying restricted stock units) subject to accelerated vesting as of 2008 fiscal year end. The value of the restricted stock has not been reduced to reflect the purchase price paid by the executive for such stock on the date of grant, which would generally equal the par value of the stock multiplied by the shares of restricted stock subject to accelerated vesting as of the 2008 fiscal year end. In connection with a termination other than due to death or disability or a change in control, the amounts presented reflect reimbursement to the executive for the par value paid by the executive on the date of grant.

(4)	Except in the event of termination due to death or disability, Mr. Weisenburger would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2013 upon Mr. Weisenburger turning fifty-five. In the event of termination due to death or disability, Mr. Weisenburger or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2009. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(footnotes continued on following page)

(5)	Except in the event of termination due to death or disability, Mr. Brymer would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2014 upon Mr. Brymer turning fifty-five. In the event of termination due to death or disability, Mr. Brymer or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2009. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(6)	This reflects 75% of Mr. Harrison’s $450,000 annual payment, payable to his designated beneficiary. Ten annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2009.

(7)	This reflects 50% of the highest annual rate of salary paid to Mr. Harrison in the five years preceding December 31, 2008. Ten annual payments would be made in this amount, with the first payment being made in 2010. All payment obligations are conditioned upon compliance with the consulting obligation and agreement not to compete described above.

(8)	This reflects 80% of Mr. Harrison’s $450,000 annual payment. The pro rata reduction of $90,000 adjusts for the fact that Mr. Harrison would have accrued 16 years of service upon termination, which is 80% of the 20 years of service required to receive the full annual payment. This amount assumes that the Compensation Committee would not exercise its discretion to waive the pro-rata reduction in Mr. Harrison’s annual payment pursuant to the terms of Mr. Harrison’s Executive Salary Continuation Plan Agreement. Ten annual payments would be made in this amount, with the first payment being made in 2010. All payment obligations are conditioned upon compliance with the consulting obligation and agreement not to compete described above.

(9)	Except in the event of termination due to death or disability, Mr. Robertson would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2015 upon Mr. Robertson turning fifty-five. In the event of termination due to death or disability, Mr. Robertson or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2009. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

DIRECTORS’ COMPENSATION FOR FISCAL 2008

     Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that is reflective of the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

     Annual Compensation. Non-employee directors are paid a cash annual retainer of $60,000 and $2,000 for attendance at a Board or committee meeting. In addition, directors receive reimbursement for customary travel expenses.

     In accordance with our Incentive Award Plan approved by shareholders at our 2007 Annual Meeting, and our Director Compensation and Deferred Stock Program adopted by our Board on December 4, 2008, non-employee directors also receive fully-vested common stock each fiscal quarter. For each of the four quarters in 2008, such directors received common stock with a fair value of $25,000 based on the per share closing price of our common stock on the date prior to grant.

     Our Director Compensation and Deferred Stock Program and Incentive Award Plan provide that each director may elect to receive all or a portion of his or her cash director compensation for the following year’s service in common stock. Messrs. Henning and Murphy and Ms. Rice each elected to receive all or a portion of their respective 2008 cash director compensation in common stock.

     Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections generally must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director. Each director other than Messrs. Coleman and Roubos elected to defer common shares payable to them in 2008.

     Chairman Fees. The Chairs of our Committees receive the following additional annual fees in cash due to the workload and the additional responsibilities of their positions. The Chair of our Audit Committee receives an additional fee of $20,000 each year. The Chairs of our Finance, Compensation and Governance Committees each receive an additional fee of $10,000 each year, as long as such Chair is not also an executive of Omnicom. In 2008, only the Chairs of the Compensation and Governance Committees received the $10,000 fee.

Name of Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Alan R. Batkin	$ 18,500	$ 20,833	$ 39,333
Robert Charles Clark	$104,000	$100,000	$204,000
Leonard S. Coleman, Jr.	$102,000	$100,000	$202,000
Errol M. Cook	$104,000	$100,000	$204,000
Susan S. Denison	$102,000	$100,000	$202,000
Michael A. Henning	$ 52,000	$160,000	$212,000
John R. Murphy	$102,000	$130,000	$232,000
John R. Purcell	$112,000	$100,000	$212,000
Linda Johnson Rice	$ 65,000	$124,000	$189,000
Gary L. Roubos	$120,000	$100,000	$220,000

(1)	Bruce Crawford is an executive officer of Omnicom and does not receive director compensation. In fiscal year 2008, Mr. Crawford received a base salary of $400,000 and a payment under his Executive Salary Continuation Plan Agreement in the amount of $985,000.

(2)	This column reports the amount of cash compensation earned in 2008 for Board and committee service.

(3)	The amount reported in the “Stock Awards” column for each director reflects the dollar amount recognized for financial statement reporting purposes for the fair value of common stock granted in 2008, in accordance with SFAS 123R. Fair value is calculated using the closing price of Omnicom’s stock on the day prior to the grant. The amounts reported include shares deferred in 2008 by Messrs. Clark, Cook,

(footnotes continued on following page)

Henning, Murphy and Purcell, and Mses. Denison and Rice. The fair market value for each quarterly stock award was $25,000 for Messrs. Clark, Coleman, Cook, Purcell and Roubos and Ms. Denison. The fair market value for each quarterly stock award was $40,000 for Mr. Henning. The fair market value for each quarterly stock award was $32,500 for Mr. Murphy. The fair market value for each quarterly stock award was $31,000 for Ms. Rice. (The amount of quarterly stock awards for Messrs. Henning and Murphy and Ms. Rice were greater than $25,000 as a result of their election to take their cash compensation in the form of common stock.) Mr. Batkin joined the Board on October 16, 2008, and received a pro-rated payment of $20,833 for his service in the fourth quarter.

     No Other Compensation. Directors received no compensation in 2008 other than that above described. We do not have a retirement plan for directors and they receive no pension benefits.

     Stock Ownership Requirement. The Board adopted stock ownership guidelines for our directors in 2004. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of adoption of the guidelines or within five years of their joining the Board, whichever is later. As of December 31, 2008, each member of our Board of Directors was in compliance.

EQUITY COMPENSATION PLANS

     Our principal equity plan for employees is our Incentive Award Plan, which was approved by shareholders at our 2007 Annual Meeting of Shareholders and replaced both (i) all prior employee equity incentive plans and (ii) our Director Equity Plan, which was approved by shareholders at our Annual Meeting of Shareholders in 2004. The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., provided analysis and input on the Incentive Award Plan. As a result of the adoption of the Incentive Award Plan, no new awards may be made under any of Omnicom’s prior equity plans. Outstanding equity awards under prior plans, however, were not affected by the adoption of our Incentive Award Plan.

     The purposes of the Incentive Award Plan is to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom stockholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom stockholders. The Incentive Award Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units.

     Persons eligible to participate in the Incentive Award Plan include all employees and consultants of Omnicom and its subsidiaries, members of our Board of Directors or, as applicable, members of the board of directors of a subsidiary, as determined by the committee administering the Incentive Award Plan (the “IAP Committee”). The IAP Committee is appointed by our Board, and currently is comprised of the members of our Compensation Committee. With respect to awards to independent directors, Omnicom’s Board administers the Incentive Award Plan.

     All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($/shr)	Number of securities remaining available for future issuance (#)
Equity compensation plans approved
by security holders	24,672,045	$36.87	25,075,827	(1)
Equity compensation plans not approved
by security holders	—	—

Total	24,672,045	$36.87	25,075,827

(1)	The maximum number of shares that may be issued under our Incentive Award Plan is 32,287,540. This number is subject to upward adjustment since awards under previously adopted plans that are forfeited or expire may be used again under the Incentive Award Plan. Any share of common stock that is subject to an option or stock appreciation right granted from our Incentive Award Plan is counted against this limit as one share of common stock for every one share of common stock granted. Any share of common stock that is subject to an award other than an option or stock appreciation right granted from the Incentive Award Plan is counted against this limit as three shares of common stock for every one share of common stock granted. The figure above includes 24,672,045 shares that may be issued under our Incentive Award Plan, which assumes that all securities available for future issuance are subject to options or stock appreciation rights. If all securities available for future issuance were subject to awards other than options or stock appreciation rights, this figure would be 8,224,015. In addition, this figure includes 403,782 shares that remained available for purchase as of December 31, 2008 under the ESPP, which is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate. The ESPP is described in greater detail below in this Proxy Statement in the section entitled “Items to be Voted on: Item 3 — Amendment to the ESPP.”

STOCK OWNERSHIP

     The following table sets forth certain information as of the close of business on March 2, 2009 (except as otherwise noted), with respect to the beneficial ownership(1) of our common stock by:

  each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;

  each current director or nominee;

  each named executive officer; and

  all directors and executive officers as a group.

Name	Number of Shares Owned(2)	Options Exercisable within 60 Days	Total Beneficial Ownership	Percent of Shares Outstanding(3)
Massachusetts Financial Services
Company (4)	22,571,509	—	22,571,509	7.3%
Capital Research Global Investors (5)	19,564,700		19,564,700	6.4%
John Wren	973,047	6,500,000	7,473,047	2.4%
Alan R. Batkin	2,615	—	2,615	*
Charles Brymer	16,154	140,000	156,154	*
Robert Charles Clark (6)	12,949	—	12,949	*
Leonard Coleman, Jr.	20,233	—	20,233	*
Errol M. Cook (7)	17,916	—	17,916	*
Bruce Crawford	251,640	—	251,640	*
Susan S. Denison	23,734	—	23,734	*
Thomas Harrison (8)	181,285	1,300,000	1,485,285	*
Michael A. Henning	22,433	—	22,433	*
John R. Murphy	27,584	—	27,584	*
John R. Purcell (9)	100,409	—	100,409	*
Linda Johnson Rice	14,958	—	14,958	*
Andrew Robertson	34,409	420,000	454,409	*
Gary L. Roubos	26,435	—	26,435	*
Randall Weisenburger (10)	448,833	2,700,000	3,148,833	1.0%
All directors and executive officers
as a group (22 persons)	2,448,452	12,203,334	14,651,786(11)	4.8%

*	less than 1%.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	This column lists voting securities, and securities the payout of which has been deferred at the election of the holder, including restricted stock held by executive officers. Except to the extent noted below, each director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:

	•	restricted shares held pursuant to our Incentive Award Plan, or a prior equity plan, namely, Mr. Harrison—32,800 shares, Mr. Robertson—3,000 shares, Mr. Brymer—10,200 shares, and Mr. Weisenburger—6,000 shares;

	•	shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Batkin—929 shares, Mr. Clark—10,249 shares, Mr. Cook—10,249 shares, Ms. Denison—13,360 shares, Mr. Henning—17,933, Mr. Murphy—16,958 shares, Mr. Purcell—10,249 shares, and Ms. Rice—11,578 shares;

	•	shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren—185,992 shares, Mr. Harrison—123,800 shares and Mr. Weisenburger—130,600 shares;

(footnotes continued on following page)

• shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Wren—21,261 shares, Mr. Brymer—771 shares, Mr. Harrison—4,013 shares, and Mr. Weisenburger—1,473 shares; and

• shares purchased under our ESPP, namely, Mr. Brymer—1,942 shares, Mr. Harrison—6,271 shares and Mr. Weisenburger—6,264 shares.

(3)	The number of shares of common stock outstanding on March 2, 2009 was 308,061,097, excluding restricted stock and securities the payout of which has been deferred at the election of the holder. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.

(4)	Stock ownership is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 3, 2009, by Massachusetts Financial Services Company (“MFS”). In the filing, MFS reported having sole voting power over 18,744,103 shares and sole dispositive power over 22,571,509 shares. MFS has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of MFS is 500 Boylston Street, Boston, MA 02116.

(5)	Stock ownership is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 17, 2009, by Capital Research Global Investors (“Capital Research”). In the filing, Capital Research reported having sole voting power over 12,055,000 shares and sole dispositive power over 19,564,700 shares. Capital Research is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of Capital Research is 333 South Hope Street, Los Angeles, CA 90071.

(6)	Includes 1,700 shares that are held in a joint account shared by Mr. Clark and his wife.

(7)	Includes 7,000 shares that are held in a joint account shared by Mr. Cook and his wife.

(8)	In addition to the amounts listed in the table above, Mr. Harrison holds 4,000 restricted stock units pursuant to our Incentive Award Plan.

(9)	Includes 4,100 shares that are held by Mr. Purcell’s wife. Mr. Purcell disclaims beneficial ownership of shares held by his wife.

(10)	Includes 80,000 shares that are held in a joint account shared by Mr. Weisenburger and his wife.

(11)	Includes 88,700 shares over which there are shared voting and investment power; and 174,600 shares of restricted stock.

AUDIT RELATED MATTERS

Fees Paid to Independent Auditors

     The following table shows information about fees billed by KPMG LLP and affiliates for professional services (as well as all “out-of-pocket” costs incurred in connection with these services) rendered for the last two fiscal years:

	2008	Approved by Audit Committee	2007	Approved by Audit Committee
Audit Fees (1)	$20,466,214	100%	$20,855,131	100%
Audit-Related Fees (2)	$ 2,913,468	100%	$ 1,668,960	100%
Tax Fees (3)	$ 519,400	100%	$ 573,415	100%
All Other Fees (4)	—		—

Total Fees	$23,899,082		$23,097,506

(1)	Audit Fees consist of fees for professional services for the audit or review of our consolidated financial statements and for the audit of our internal control over financial reporting or for audit services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

(footnotes continued on following page)

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees, including due diligence related to mergers and acquisitions and special procedures to meet certain statutory requirements.

(3)	Tax Fees consist primarily of fees for tax compliance including the review and preparation of statutory tax returns and other tax compliance related services.

(4)	All Other Fees are fees for any products or services not included in the first three categories.

     In deciding to reappoint KPMG LLP to be our auditors for 2009, the Audit Committee considered KPMG LLP’s provision of services to assure that it was compatible with maintaining KPMG LLP’s independence. The committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

     The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services and all other permitted services were pre-approved in 2008.

Audit Committee Report

     The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

     In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2008 financial statements as of December 31, 2008. The Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

     Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2008 be included in its Annual Report on the 2008 10-K.

Members of the Audit Committee
John R. Murphy, Chairman
Robert Charles Clark
Errol M. Cook
Michael A. Henning

ITEMS TO BE VOTED ON

Item 1 — Election of Directors

     The current 12 members of the Board have been nominated to continue to serve as directors for another year. All of the nominees have been recommended for re-election to the Board by our Governance Committee and approved and nominated for re-election by the Board.

     The Board recommends that shareholders vote FOR all nominees.

     The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board prior to the meeting may select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

     In accordance with our by-laws, directors are elected by a plurality of the votes cast. That means the nominees will be elected if they receive more affirmative votes than any other nominees. Our form of proxy permits you to withhold your vote for particular nominees. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum and will not affect whether a given nominee is elected because directors are elected by a plurality of the shares voted at a meeting at which a quorum is present. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

     Set forth below is biographical and other information, as of the date of the mailing of this Proxy Statement, about our nominees for election as director, which was confirmed by them for inclusion in this Proxy Statement.

John D. Wren Age: 56 Director since 1993	Mr. Wren is President and Chief Executive Officer of Omnicom, a position he has held since January 1997. Prior to 1997, he served as President of Omnicom.

Bruce Crawford Age: 80 Director since 1989 Chairman of the Board and Chairman of the Finance Committee

Mr. Crawford is Chairman of the Board of Omnicom, a position he has held since 1995. He is Honorary Chairman of the Board of The Metropolitan Opera and Chairman Emeritus of Lincoln Center. He is also a Director of Venetian Heritage and The Animal Medical Center.

Alan R. Batkin Age: 64 Director since 2008 Member of the Compensation Committee

Mr. Batkin is the Vice Chairman of Eton Park Capital Management, L.P., an investment firm, a position he has held since February, 2007. From 1990 to 2007, he was Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. Additionally, Mr. Batkin is a director of Hasbro, Inc., Overseas Shipholding Group, Inc. and Cantel Medical Corp.

Robert Charles Clark Age: 65 Director since 2002 Member of the Audit and Governance Committees

Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School. He was Dean and Royall Professor of Law at Harvard Law School from July 1989 through June 2003. He has served as a professor of law at Harvard Law School since 1978, and before that, was a tenured professor at Yale Law School. His specialty is corporate law. Mr. Clark is also a director of Time Warner Inc. and a member of the Board of Trustees of Teachers Insurance and Annuity Association (TIAA).

Leonard S. Coleman, Jr. Age: 60 Director since 1993 Member of the Compensation and Governance Committees	Mr. Coleman was Senior Advisor, Major League Baseball from 1999 until 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball. Mr. Coleman is a director of Avis Budget Group, H.J. Heinz Corporation, Churchill Downs Inc. and Electronic Arts Inc.

Errol M. Cook Age: 69 Director since 2003 Member of the Audit and Governance Committees

Mr. Cook is a private investor and consultant. Previously, he was a managing director and partner of Warburg Pincus from March 1991 until his retirement in February 1999. Before that, Mr. Cook was a Senior Partner of Ernst & Young (August 1961–September 1989) and a Managing Director of Schroders (September 1989–March 1991).

Susan S. Denison Age: 63 Director since 1997 Member of the Compensation and Governance Committees

Ms. Denison is a partner of Cook Associates, an executive search firm, a position she has held since June 2001. Previously, she served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She also served as Executive Vice President, Madison Square Garden and Executive Vice President and General Manager at Showtime Networks. Ms. Denison is also a director of InterCure, Inc.

Michael A. Henning Age: 68 Director since 2003 Member of the Audit and Compensation Committees	Mr. Henning was Deputy Chairman of Ernst & Young from December 1999 to October 2000 and Chief Executive Officer of Ernst & Young International from September 1993 to December 1999. He is also a director of CTS Corporation, Landstar System, Inc. and Highlands Acquisition Corp.

John R. Murphy Age: 75 Director since 1996 Chairman of the Audit Committee and member of the Finance Committee

Mr. Murphy is Vice Chairman of National Geographic Society, a position he has held since March 1998. From May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He is a trustee of Mercer University, a trustee and Chairman of the Board of the PNC Mutual Funds and Chairman of the Board of the PNC Alternative Fund. Mr. Murphy is also a past president of the U.S. Golf Association.

John R. Purcell Age: 77 Director since 1986 Chairman of the Governance Committee and member of the Finance Committee

Mr. Purcell is Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm. He formerly served as Chief Executive Officer of SFN Cos. Inc., as Executive Vice President of CBS, Inc., as Senior Vice President & Chief Financial Officer of Gannett Co., Inc. and as Chairman of Donnelley Marketing, Inc.

Linda Johnson Rice Age: 51 Director since 2000 Member of the Compensation and Governance Committees	Ms. Rice is President and Chief Executive Officer of Johnson Publishing Company, Inc., positions she has held since 2002. Ms. Rice is also a director of Kimberly-Clark Corporation and MoneyGram International, Inc.

Gary L. Roubos Age: 72 Director since 1986 Chairman of the Compensation Committee and member of the Finance Committee

Mr. Roubos was Chairman of Dover Corporation, a diversified industrial manufacturing corporation, from May 1989 to May 1999, and Chief Executive Officer of that company from January 1981 to May 1994. He is also a director of Voyager Learning Company.

Item 2 — Ratification of the Appointment of Independent Auditors

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2009. We are submitting the selection of our independent auditors for shareholder ratification at the 2009 Annual Meeting. KPMG LLP has been our independent auditor since June 2002.

     Representatives of KPMG LLP are expected to be present at the 2009 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

     The Board recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal.

Item 3 — Amendment to the ESPP

     The Board of Directors believes it is in Omnicom’s best interests to encourage stock ownership by our employees. Accordingly, the Omnicom Group Inc. Employee Stock Purchase Plan, referred to as the ESPP, was initially adopted in 1999 and authorized the sale to employees of Omnicom and its designated subsidiaries of up to an aggregate of 6,000,000 shares of common stock(1).

(1)	The number of shares reported has been adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend distributed on June 25, 2007.

     The Board of Directors has approved, subject to shareholder approval, amending the ESPP to increase the aggregate number of shares of common stock available under the ESPP for sale to employees by an additional 10 million shares.

     As of December 31, 2008, Omnicom had issued and employees had purchased approximately 5,596,218 shares of the 6,000,000 total shares authorized to date under the ESPP. Accordingly, there is the possibility that, without this amendment, there would be insufficient authorized shares for all issuances expected to be made under the ESPP before the 2010 Annual Meeting.

     A summary of the principal features of the ESPP is provided below, but is qualified in its entirety by reference to the full text of the ESPP, as amended and restated, that is attached hereto as Appendix A. A copy of the ESPP is available from our corporate secretary at the address on the cover of this document.

     Purpose and Administration

     The purpose of the ESPP is to provide the employees of Omnicom and its participating subsidiaries with a vehicle for investing in our potential growth, to allow us to be competitive in attracting new employees, and to promote positive parent company recognition and visibility. The ESPP may be administered by the Compensation Committee of the Board of Directors or such other committee of the Board designated by the Board. The ESPP is currently administered by the Compensation Committee. The committee has the discretionary authority to interpret the ESPP and determine all questions arising in the administration, application and operation of the ESPP, including all questions of fact and all questions regarding the interpretation of the provisions of the ESPP.

     Eligibility and Participation

     Substantially all of the regular employees of Omnicom and its participating subsidiaries are eligible to participate in the ESPP. Ineligible employees include those employees whose customary employment is 20 hours per week or less or not more than five months in any calendar year. During 2008, approximately 24,600 employees were eligible to participate and approximately 4,400 employees actually participated in the ESPP.

     An eligible employee may elect to participate in the ESPP after he or she has completed six consecutive months of continuous employment with Omnicom or a participating subsidiary. Commencement dates occur on the first day of each plan quarter. The plan quarters are currently set as September 1 through November 30, December 1 through February 28, March 1 through May 31 and June 1 through August 31. To participate in the ESPP, an employee must complete an election form, which authorizes payroll deduction and indicates the amounts to be deducted and applied to the purchase of the shares on the Purchase Date (as hereinafter defined). The amount deducted from payroll on a participant’s behalf is a percentage of the participant’s base salary or hourly wages or commissions (before tax withholdings and other payroll deductions, and excluding overtime, cash bonus, fringe benefits and other irregular or special forms of compensation). The percentage deducted must be a whole percentage of not less than one percent and not more than ten percent.

     Purchase and Terms

     A contribution account is established on behalf of each participating employee and all payroll deductions made on behalf of each employee are credited to each such employee’s contribution account. No interest accrues to participants on any payroll deductions under the ESPP. On the last trading day of each plan quarter (the “Purchase Date”) the amount credited to each participating employee’s contribution account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price. However, no more than $25,000 in market value of shares (determined as of each Purchase Date) may be purchased by a participant during any calendar year.

     The purchase price for the shares is currently 95% of the average of the high and low price of shares of common stock as reported on the NYSE on the Purchase Date. Employees may purchase shares through the ESPP only through payroll deductions.

     Amendment and Termination

     Our Board of Directors may amend the ESPP at any time, provided that if shareholder approval is required for the ESPP to continue to comply with the requirements of Section 423 of the Internal Revenue Code, such amendment will not be effective unless approved by our shareholders within 12 months after the date of its adoption by the Board of Directors. The ESPP may be terminated by the Board of Directors at any time and for any reason.

     Federal Income Tax Consequences

     The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. As a result, an employee participant will pay no federal income tax upon enrolling in the ESPP or upon purchase of the shares. A participant may recognize gain or loss upon the sale or other disposition of shares purchased under the ESPP, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period in which they were purchased.

1.	If the participant sells or otherwise disposes of the shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price. Omnicom will be entitled to a tax deduction for the same amount at the time of disposition.

2.	If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the market price of the shares on the date of purchase over the purchase price, or, (ii) the excess of the market price of the shares at the time of disposition over the purchase price. Omnicom will not be entitled to any tax deduction with respect to shares purchased under the ESPP if the shares are held for the requisite two-year period.

3.	In addition, at the time of disposition of the shares, the participant may also recognize capital gain or loss, either short-term or long-term, depending on how long the participant held the shares.

New Plan Benefits

     The number of shares that may be purchased under the ESPP will depend on each participant’s voluntary election to participate and on the fair market value of Omnicom common stock on future purchase dates. Therefore, the actual number of shares that may be purchased by any individual is not determinable. No purchase rights have been granted and no shares of Omnicom common stock have been issued with respect to the 10 million additional shares for which stockholder approval is being sought. The following table sets forth, for each of the listed persons and groups, the aggregate number of shares of Omnicom common stock purchased during 2008 under the ESPP.

Name of Executive	Number of Shares
John Wren	0.00
Randall Weisenburger	545.09
Charles Brymer	0.00
Thomas Harrison	542.35
Andrew Robertson	0.00
Executive Officer Group	2,164.84
Non-Executive Officer Director Group	N/A
Non-Executive Officer Employee Group	656,743.16

     The Board recommends that shareholders vote FOR amending the ESPP to authorize an additional 10 million shares for issuance and sale to our employees under the ESPP.

INFORMATION ABOUT VOTING AND THE MEETING

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

     More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2009 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

     In order to ratify the appointment of KPMG LLP as our independent auditors, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voted is required. In order to obtain approval of the election of any nominee as a director, assuming a quorum exists, a plurality vote is required. Abstentions, broker non-votes and withheld votes will not be considered as votes cast in favor or against these proposals. As a result and except as provided below, abstentions, broker non-votes and, in the case of election of directors, withheld votes, will have no effect on the matters brought to a vote at the meeting.

     Approval of the amendment of the ESPP to authorize an additional 10 million shares for issuance and sale to employees requires the affirmative vote of the holders of a majority of the shares voting on such proposal, provided the total votes cast on the proposal represent more than 50% of the outstanding shares entitled to vote on the proposal. Votes “for,” “against,” and abstentions are counted as votes cast, while broker non-votes do not count as votes cast but count as outstanding shares. Thus, approval of the ESPP amendment requires that the total sum of votes cast are more than 50% of the outstanding shares. Further, the number of votes for the ESPP amendment must be greater than 50% of the votes cast. Thus, abstentions have the same effect as a vote against the proposal, and broker non-votes could impair our ability to satisfy the requirement that the votes cast are more than 50% of the outstanding shares.

Voting

     You can vote your shares by proxy card, through the Internet, by telephone or in person. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, FOR the election of all nominees for director and FOR the ratification of the appointment of KPMG LLP as our independent auditors. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our ESPP, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Thursday, May 14, 2009. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the ESPP, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting by Street Name Holders

     If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

     Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the election of directors and the ratification of the appointment of KPMG LLP as our independent auditors, but not on the amendment of the ESPP to authorize an additional 10 million shares for issuance and sale to employees.

“Default” Voting

     If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director and FOR the ratification of the appointment of KPMG LLP. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Right to Revoke

     If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2009 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the Annual Meeting and voting in person. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

     Wells Fargo Bank, N.A. will act as inspectors at the 2009 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

     Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2008, with the following exception. Michael Birkin filed a late Form 4 to report a transaction that should have been reported earlier on a Form 4. This report was filed late due to administrative oversight.

Transactions with Related Persons

     We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

     Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2008, or any such material transactions proposed to be entered into during 2009.

Expense of Solicitation

     We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. For these services, we will pay D.F. King & Co. a fee of approximately $9,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

     To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation: Compensation Committee Report,” “Audit Related Matters: Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Availability of Certain Documents

     This Proxy Statement and our 2008 Annual Report to Shareholders are available, beginning April 8, 2009, at our website at http://www.omnicomgroup.com. Additionally, and in accordance with the new SEC rules, you may access our Proxy Statement at http://materials.proxyvote.com/681919, which does not have “cookies” that identify visitors to the site. You also may obtain a copy of this document, our 2008 Annual Report, our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance, Finance, Executive and Qualified Legal Compliance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available when approved by the Board through our website at http://www.omnicomgroup.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

     If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2008 Annual Report to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2008 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary or calling our corporate secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

     Any shareholder who wishes to present a proposal for inclusion in next year’s Proxy Statement and form of proxy must deliver the proposal to our principal executive offices no later than the close of business on December 5, 2009. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

     Our by-laws require that written notice of the proposal be provided to our corporate secretary no less than 60 days prior to the date set for the meeting, which was March 20, 2009 for the 2009 Annual Meeting. In order for a nomination or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information as to such nominee and shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director or approval of such proposal and such solicitation were one to which Rules 14a-3 to 14a-12 under the Securities Exchange Act of 1934, as amended, apply. A copy of the applicable by-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

MICHAEL J. O’BRIEN Secretary

New York, New York
April 8, 2009

Appendix A

OMNICOM GROUP INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE, COMMENCEMENT AND AMENDMENT

     1.01 Purpose. The purpose of the Plan is to provide the employees of Omnicom Group Inc., a New York corporation (the “Company”), and its Subsidiaries with a vehicle for investing in the growth potential of the Company, to allow the Company to be competitive in attracting new employees, and to promote positive parent company recognition and visibility. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and shall be interpreted and construed in accordance with such purpose.

     1.02 Commencement. The Plan initially became effective on July 1, 1999 (the “Effective Date”).

     1.03 Prior Amendment. The Plan was previously amended, effective as of December 1, 2008, to increase the Purchase Price per share of Common Stock purchased pursuant to the Plan from 85% to 95% of the Market Price.

     1.04 Current Proposed Amendment. The Company proposes to amend the Plan, effective upon approval by the shareholders of the Company, to authorize an additional 10,000,000 shares of Common Stock to be purchased under the Plan, thereby increasing the maximum number of shares of Common Stock which may be purchased under the Plan to 16,000,000.

ARTICLE II

DEFINITIONS

     2.01 Definitions. As used in the plan, the following terms and phrases shall have the following meanings:

     (a) “Board of Directors” shall mean the Board of Directors of the Company.

     (b) “Code” shall mean the Internal Revenue Code as of 1986, as amended.

     (c) “Commencement Date” shall mean the first day of a Plan Quarter.

     (d) “Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors designated by it for purposes of administering the Plan.

     (e) “Common Stock” shall mean the common stock of the Company.

     (f) “Company” shall mean Omnicom Group Inc., a New York corporation.

     (g) “Contribution Account” shall mean the account established on behalf of a Participant pursuant to Article IV hereof to which shall be credited his or her Participant Contributions.

     (h) “Contribution Rate” shall be a percentage of a Participant’s Covered Compensation during each payroll period designated by each Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.03 hereof.

     (i) “Covered Compensation” shall mean the base salary or hourly wages received by an Employee from any Participating Employer, or commissions received from any Participating Employer (in the case of an Employee who is primarily compensated on a commission-basis), before tax withholdings and other payroll deductions (such as deductions under Section 401(k) or 125 of the Code), and excluding any overtime, cash bonus compensation and other irregular or special forms of compensation.

     (j) “Effective Date” shall have the meaning set forth in Section 1.02 hereof.

     (k) “Election Date” shall mean the number of days prior to the Commencement Date of each Plan Quarter selected by each Participating Employer and approved by the Committee as the date by which its Employees must elect to participate in the Plan pursuant to Section 3.03(a) hereof.

     (l) “Election Form” shall mean such form as shall be approved by the Committee for Employees to elect participation in the Plan.

     (m) “Employee” shall mean each employee of a Participating Employer whose customary employment is at least twenty (20) hours a week and more than five months in a calendar year. For purposes of the Plan, employment shall be determined in accordance with the provisions of Section 1.421 -7(h) of the Treasury Regulations (or any successor regulations).

     (n) “Market Price” shall mean the average of the high and low price reported by the applicable composite transactions report on the date of any determination hereunder or, if the Common Stock is not traded on such date, the average of the high and low price so reported on the immediately preceding date on which the Common Stock was traded on such exchange.

     (o) “Participant” shall mean any Employee of a Participating Employer who has met the conditions and provisions for becoming a Participant set forth in Article III hereof.

     (p) “Participant Contributions” shall be the aggregate dollars actually contributed by each Participant to his or her Contribution Account for a Plan Quarter.

     (q) “Participating Employers” shall mean the Company and each Subsidiary that (i) has been designated by the Committee as a Participating Employer under the Plan, and (ii) has adopted the Plan for its Employees by action of its Board of Directors.

     (r) “Plan” shall mean the Omnicom Group Inc. Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

     (s) “Plan Quarter” shall mean each calendar quarter during the term of the Plan.

     (t) “Purchase Date” shall mean the last business day of a Plan Quarter on which the Common Stock publicly trades.

     (u) “Purchase Price” shall mean the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, as determined under Section 4.02 hereof.

     (v) “Subsidiary” shall mean a subsidiary of the Company which is treated as a subsidiary corporation under Section 424(f) of the Code.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

     3.01 Eligibility. Each Employee shall become eligible to be a Participant of the Plan and may participate therein as of the Commencement Date coincident with or next following the date he or she has had six consecutive months of continuous service as an Employee of the Company. In the event any person becomes an Employee on account of a merger, stock purchase, asset purchase or other acquisition by the Company, such Employee shall have any continuous period of service with the predecessor company applied towards the satisfaction of the foregoing six-month waiting period.

     3.02 Limitations. Notwithstanding anything to the contrary contained in the Plan, no Employee shall acquire the right to purchase shares of Common Stock (i) if immediately after receiving such right to purchase Common Stock, such Employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under Section 424(d) of the Code, (ii) which would permit such Employee’s right to purchase stock under all employee stock purchase plans (to which section 423 of the Code applies) of the Company and its Subsidiaries, to accrue at a rate which exceeds $25,000 of the Market Price of such stock (as determined as of each Commencement Date) for each calendar year, all as specified in the manner provided by Section 423(b)(8) of the Code, or (iii) which would permit such Employee the right to purchase more than 500 shares (or such other number as may be determined in advance for any Plan Quarter by the Committee) of Common Stock in any Plan Quarter.

     3.03 Participation.

     (a) Each Employee eligible to be a Participant in the Plan shall be furnished a summary of the Plan and an Election Form by such Employee’s Participating Employer. If an Employee elects to participate hereunder, such Employee shall complete such form and file it with his or her Participating Employer not later than the Election Date for the next Plan Quarter. The completed Election Form shall indicate the Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the Plan during any given plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee.

     (b) On his or her Election Form, an Employee must authorize his or her Participating Employer to deduct through a payroll deduction the amount of such Employee’s Participant Contribution. The payroll deduction specified in an Election Form for each payroll period shall be at a Contribution Rate in whole percentages of not less than 1% and not more than 10% of such Employee’s covered compensation during such payroll period paid to him or her by his or her Participating Employer. Such deductions shall begin as of the first pay period occurring on or after the Commencement Date of a Plan Quarter. No interest shall accrue to Participants on any amounts withheld under the Plan.

     (c) The Participant’s Contribution Rate, once established, shall remain in effect for all Plan Quarters unless changed by the Participant on a new Election Form filed with his or her participating Employer not later than the Election Date of the next Plan Quarter. A Participant’s Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the period between the Election Date and the Commencement Date of such Plan Quarter.

     (d) A Participant may notify his or her Participating Employer of such Participant’s desire to discontinue his or her Participant Contributions by delivering to his or her Participating Employer written notice on such forms as may be provided by the Company or such Participant’s Participating Employer at least 15 days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, there shall be refunded to such Participant as soon as practicable the entire cash balance in his or her Contribution Account. If a Participant determines to discontinue his or her Participant contributions pursuant to this paragraph, (i) such Participant shall be terminated from the Plan effective upon the date of receipt of such Participant’s notice to his or her Participating Employer and (ii) such Participant shall not be permitted to be a Participant in the Plan until the Participant completes and files a new Election Form with his or her Participating Employer no later than the Election Date of the Plan Quarter the Participant wishes to again participate in the Plan. In the event that a Participant’s payroll deductions are prevented by legal process, the Participant will be deemed to have terminated from the Plan.

     (e) By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a single security limited purchase account in his or her name at a securities brokerage firm or other financial institution, if approved by the Committee in its discretion.

     3.04 Termination of Employment. Any Participant (i) whose employment by a Participating Employer is terminated for any reason or (ii) who shall otherwise cease to be an Employee for purposes of the Plan, shall cease being a Participant as of the date of such event. Upon such termination of employment, there shall be refunded to such Participant as soon as practicable the entire cash balance in such Participant’s Contribution Account, Section 4.03(b) hereof shall apply to the issuance of certificates to a Participant following termination of employment.

ARTICLE IV

COMMON STOCK

     4.01 Purchase of Common Stock.

     (a) On each Purchase Date, each Participant’s Contribution Account shall be used to purchase the maximum number of whole and fractional shares of Common Stock determined by dividing (i) the Participant’s Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter.

     (b) If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the Plan by all Participants exceeds the number of shares authorized under the Plan, then each Participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan based on the balances in each Participant’s Contribution Account as of the Purchase Date in respect of such Plan Quarter.

     (c) Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant shall be, as determined by the Participant, (i) distributed to the Participant, or (ii) used to purchase additional shares of Common Stock on the open market, provided that the Participant has made a prior arrangement with the securities brokerage firm described in Section 3.03(e) hereof to apply any cash dividends to make such purchases.

     4.02 Purchase Price. For each Plan Quarter, the Purchase Price per share of Common Stock purchased pursuant to the Plan shall be 95% of the Market Price on the Purchase Date of such Plan Quarter.

     4.03 Notice of Purchase, Stock Certificates, Voting Rights.

     (a) After the Purchase Date in respect of each Plan Quarter, a report will be made by the Company or its agent to each Participant stating the entries made to his or her Contribution Account, the number of shares of Common Stock purchased and the applicable Purchase Price.

     (b) Evidence of shares of Common Stock purchased under the Plan shall be maintained under the Plan for the account of each Participant and registered in the manner determined by the Committee. Certificates for the number of whole shares credited to a Participant’s account under the Plan will be issued to a Participant at any time promptly upon written request to the Company or its designated agent; provided, however, that the Company may, at its election, issue such certificates at such time or times as the Committee deems appropriate, including, without limitation, following an Employee’s termination of employment with a Participating Employer.

     (c) Whole shares of Common Stock held under the Plan for the account of each Participant or former Participant shall be voted by the holder of record of such shares in accordance with the Participant’s instructions.

     4.04 Notification of Disposition of Stock. If a Participant or former Participant disposes of a share of Common Stock purchased under the Plan prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant shall notify his or her Participating Employer immediately of such disposition in writing.

ARTICLE V

MISCELLANEOUS PROVISIONS

     5.01 Shares Subject to Plan; Adjustments.

     (a) The maximum number of shares of Common Stock which may be purchased under the Plan is 16,000,000 subject, however, to adjustment as hereinafter set forth, The shares of Common Stock to be purchased under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     (b) If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Sections 3.02 and 5.01(a) hereof, subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

     5.02 Administration of the Plan.

     (a) Pursuant to the direction of the Board of Directors, the Committee shall be responsible for the administration of the Plan. The Committee shall have the discretionary authority to interpret the Plan and determine all questions arising in the administration, application and operation of the Plan, including all questions of fact and all questions of interpretation of the provisions of the Plan. All such determinations by the Committee shall be conclusive and binding on all persons. The committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may approve the forms of any documents or writings provided for in the Plan. The Committee shall have full discretionary authority to delegate ministerial functions of the Plan to employees of the Company and its Subsidiaries. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

     (b) The Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

     (c) The Committee shall have the authority to adopt and enforce such special rules and restrictions under the Plan to be applicable to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Committee shall deem are necessary or appropriate to comply with the requirements of such Section 16.

     (d) The Company shall bear the cost of administering the Plan, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the Plan. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with (i) the issuance of stock certificates to a Participant in accordance with Section 4.03(b) or (ii) the disposition of shares of Common Stock purchased under the Plan.

     5.03 Termination and Amendment of the Plan.

     (a) The Company may, by action of the Board of Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the Plan under section 5.01 hereof, unless such number of shares shall be increased by the Board of Directors and such increase shall be approved by the shareholders of the Company. Upon termination of the Plan, as soon as practicable, there shall be refunded to each Participant the entire cash balance in his or her Contribution Account, and there shall be forwarded to each Participant certificates for all whole shares of Common Stock held under the Plan for the account of such Participant.

     (b) The Board of Directors reserves the right to modify, alter or amend the Plan at any time and from time to time to any extent that it may deem advisable, subject to shareholder approval to the extent deemed necessary by the Board of Directors for compliance with Section 423 of the Code. Notwithstanding the foregoing, no amendment of the Plan shall operate to reduce any amounts previously allocated to a Participant’s Contribution Account nor to reduce a Participant’s rights with respect to shares of Common Stock previously purchased and held on his or her behalf under the Plan. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable.

     5.04 Governing Law; Compliance With Law. The Plan shall be construed in accordance with the laws of New York. The Company’s obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant’s participation in the Plan.

     5.05 No Assignment. The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

     5.06 No Contract of Employment. The Plan will not be deemed to constitute a contract between a Participating Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in the Plan shall be deemed to give any Participant or Employee the right to be retained in the service of a Participating Employer or to interfere with the right of a Participating Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him or her as a Participant of the Plan.

     5.07 No Rights as Shareholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he or she acquires shares of Common Stock as herein provided.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 19, 2009
10:00 a.m. Eastern Daylight Time

Ketchum Washington
2000 L Street, NW
Suite 300
Washington, D.C. 20036

For your reference, the Proxy Statement to solicit proxies for our 2009 Annual Meeting of Shareholders and our 2008 Annual Report to Shareholders are available, beginning April 8, 2009, at: http://materials.proxyvote.com/681919

Omnicom Group Inc. 437 Madison Avenue New York, NY 10022	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 19, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

By signing the proxy, you revoke all prior proxies and appoint Randall J. Weisenburger and Michael J. O’Brien, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and postponements or adjournments.

If the undersigned is a participant in our employee retirement savings plan and/or our employee stock purchase plan and has Omnicom stock allocated to his or her account(s), then the undersigned directs the trustee or the administrator of the relevant plan likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated in the manner specified on the reverse of this card and in their discretion on all matters as may properly come before the meeting. If you are such a participant and your voting instructions are not received by 11:59 p.m. Eastern Time, on Thursday, May 14, 2009, the trustee of the employee retirement saving plan will vote your plan shares in the same proportion as it votes all other shares in the plan for which it has received timely voting instructions and the administrator of the employee stock purchase plan will not vote your shares.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/omc	PHONE 1-800-560-1965	MAIL
Use the Internet to vote your proxy until 11:59 p.m. Eastern Time on Monday, May 18, 2009 or, for shares held in Omnicom employee plans, 11:59 p.m. Eastern Time on Thursday, May 14, 2009.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on Monday, May 18, 2009 or, for shares held in Omnicom employee plans, 11:59 p.m. Eastern Time on Thursday, May 14, 2009.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

Address Change? Mark Box to the right and Indicate changes below: ☐

COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL, SIMPLY INDICATE VOTING DIRECTIONS ON THE ITEMS BELOW, SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01	John D. Wren	07	Susan S. Denison	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Bruce Crawford	08	Michael A. Henning
		03	Alan R. Batkin	09	John R. Murphy
		04	Robert Charles Clark	10	John R. Purcell
		05	Leonard S. Coleman, Jr.	11	Linda Johnson Rice
		06	Errol M. Cook	12	Gary L. Roubos

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here – Do not separate

2.	Ratification of the appointment of KPMG LLP as our independent auditors for the 2009 fiscal year	☐		☐		☐
			For		Against		Abstain

3.	Amendment to the Omnicom Group Inc. Employee Stock Purchase Plan to authorize an additional 10 million shares for issuance and sale to employees	☐		☐		☐
			For		Against		Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.